Exhibit 99.5

July 17, 2024

Car Tech, LLC

600 Car Tech Drive

Opelika, AL 36801

Consent to Reference in Proxy Statement/Prospectus

AltEnergy Acquisition Corp. (including any successor thereto, the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) as Car Tech, LLC as co-registrant. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a nominee of the board of directors of Car Tech, LLC, such service to commence upon the effective time of the business combination transaction described in the proxy statement/prospectus.

Sincerely,

/s/ Dohyung Kim
Dohyung Kim